Exhibit 10.1

NEWS

RiT TECHNOLOGIES REPORTS Q3 2005 RESULTS
5th Consecutive Quarter of Revenue Growth; 3rd Profitable Quarter in a Row

Tel Aviv, Israel – November 2, 2005 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the third quarter and nine months ended September 30, 2005.

Revenues for the third quarter of 2005 were $7,158,000, an increase of 65% compared with $4,331,000 in the third quarter of 2004. Net income for the quarter was $426,000, or $0.03 per share (basic and diluted), compared with a net loss of ($801,000), or ($0.06) per share (basic and diluted) for the third quarter of 2004.

Revenues for the nine months ended September 30, 2005 were $20,781,000, an increase of 63% compared with $12,776,000 for the first nine months of 2004. Net income for the period was $1,178,000, or $0.08 per share (basic and diluted), compared with a net loss of ($2,784,000), or ($0.27) per share (basic and diluted), for the first nine months of 2004.

Commenting on the news, Doron Zinger, RiT’s President and CEO, said, “We are pleased to report our 5th consecutive quarter of top-line growth and 3rd of rising profits, in line with our guidance and plans for building RiT to the next level. With growing demand in both our target markets, we continue to focus on strengthening our customer relationships, expanding our partner networks and enhancing our excellent products – all with the goal of increasing our sales pipeline. We are maintaining our guidance of over 45% year-over-year revenue growth for 2005, which translates into profitability for the fourth quarter and the full year period.”

Mr. Zinger continued, “On the Carrier side of the business, we have significantly increased our pipeline of ‘live’ opportunities and are continuing our aggressive sales efforts. Despite lengthy sales cycles, several deals have reached the final stage and are expected to begin shipping before the end of the year. In parallel, to support the triple-play strategies of existing and potential carrier customers, we have stepped up the development of all Carrier products, a key to our long-term Carrier success.

“On the Enterprise side, demand for intelligent physical layer management solutions continues to build throughout the world with the explosive Datacenter space emerging as an exciting opportunity. To address the market potential, we are stepping up activities with existing partners and adding new ones to reach additional markets.”

The Company will host a conference call to discuss these results on Wednesday, November 2nd, at 10:00 A.M. Eastern Time/ 17:00 Israel time. To participate, please call +1-866–229-7198 from the US (toll free), or +972-3-918-0600 International. A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling +1-866-276-1002 from the US (toll free), or +972-3-925-5940 from the rest of the world.

About RiT Technologies
RiT is a leading provider of physical network infrastructure control and management solutions. Deployed in the networks of many of the world’s largest carriers and enterprises, its pioneering, fast-ROI products have proven their ability to simplify service deployment and provisioning, enhance troubleshooting accuracy, reduce infrastructure maintenance costs, enhance physical layer security and enable cost-effective service qualification and verification.

RiT Technologies Ltd. 24 Raoul Wallenberg St., Tel Aviv 69719, Israel
Tel: +972-3-645-5151 Fax: +972-3-647-4155
www.rittech.com

RiT is a member of the RAD group, a world leader in communications solutions. For more information, please visit our website: www.rittech.com

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate”, “forecast”, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described under the heading “Risk Factors” in our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 20-F, which may be revised or supplemented in subsequent reports filed with the SEC. These factors include, but are not limited to, the following: our ability to raise additional financing, if required; the continued development of market trends in directions that benefit our sales; our ability to maintain and grow our revenues; our dependence upon independent distributors, representatives and strategic partners; our ability to develop new products and enhance our existing products; the availability of third-party components used in our products; the economic condition of our customers; the impact of government regulation; and the economic and political situation in Israel. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

COMPANY	Simona Green
CONTACT:	VP Finance
+972-3-766-4249
simonag@rit.co.il

RiT Technologies Ltd. 24 Raoul Wallenberg St., Tel Aviv 69719, Israel
Tel: +972-3-645-5151 Fax: +972-3-647-4155
www.rittech.com

RiT TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	(Unaudited)		(Unaudited)

	2005 U.S. $	2004 U.S. $	2005 U.S. $	2004 U.S. $

Sales	7,158	4,331	20,781	12,776
Cost of sales	3,404	2,401	9,500	7,389

Gross profit	3,754	1,930	11,281	5,387

Operating costs and expenses:
Research and development:
Research and development, gross	1,004	952	3,194	2,755
Less - royalty-bearing participation	-	109	119	286

Research and development, net	1,004	843	3,075	2,469

Sales and marketing	1,902	1,452	5,602	4,542
General and administrative	490	433	1,577	1,168

Total operating expenses	3,396	2,728	10,254	8,179

Operating income (loss)	358	(798)	1,027	(2,792)
Financial income (expenses), net	68	(3)	151	8

Net income (loss)	426	(801)	1,178	(2,784)

Basic earnings (loss) per ordinary share	0.03	(0.06)	0.08	(0.27)

Diluted earnings (loss) per ordinary share	0.03	(0.06)	0.08	(0.27)

Weighted average number of ordinary shares
used to compute basic earnings (loss) per
ordinary share	14,320,889	12,875,583	14,259,219	10,247,946

Weighted average number of ordinary shares
used to compute diluted earnings (loss)
per ordinary share	15,662,208	12,875,583	15,479,582	10,247,946

RiT Technologies Ltd. 24 Raoul Wallenberg St., Tel Aviv 69719, Israel
Tel: +972-3-645-5151 Fax: +972-3-647-4155
www.rittech.com

RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS (U.S GAAP)
(U.S dollars in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)	(Audited)

Assets
Current Assets
Cash and cash equivalents	8,666	7,773
Marketable securities	511	531
Trade receivables, net	3,624	4,376
Other current assets	867	1,016
Inventories	5,624	6,548

Total Current Assets	19,292	20,244

Long term investment	1,719	1,578

Property and Equipment
Cost	3,735	3,458
Less - accumulated depreciation	3,199	3,048

	536	410

Total Assets	21,547	22,232

Liabilities and Shareholders' Equity
Current Liabilities
Short-term bank credits	-	2,467
Trade payables	3,065	4,871
Other payables and accrued expenses	2,224	2,425
Deferred revenues	1,868	-

Total Current Liabilities	7,157	9,763

Long-term Liability
Liability in respect of employees severance benefits	2,236	2,069

Total Liabilities	9,393	11,832

Shareholders' Equity
Share capital	381	374
Treasury Stock	(27)	(27)
Additional paid-in capital	31,200	30,610
Accumulated other comprehensive loss	(35)	(14)
Accumulated deficit	(19,365)	(20,543)

Total Shareholders' Equity	12,154	10,400

Total Liabilities and Shareholders' Equity	21,547	22,232

RiT Technologies Ltd. 24 Raoul Wallenberg St., Tel Aviv 69719, Israel
Tel: +972-3-645-5151 Fax: +972-3-647-4155
www.rittech.com